Consent of Independent Certified Public Accountants

The Board of Directors
Capital Markets Assurance Corporation:

     We consent to the use of our report included in the Form 8-K of UACSC 1997-B Auto Trust, and to the reference to our firm under the heading "Experts" in the UACSC 1997-B Auto Trust Prospectus Supplement dated June 5, 1997.


                                        /s/ KPMG Peat Marwick LLP

New York, New York
June 12, 1997